Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE April 7, 2014

ACME UNITED CORPORATION SELLS FREMONT FACILITY

FAIRFIELD, CONN. – April 7, 2014 – Acme United Corporation (NYSE MKT:ACU) today announced that it has sold its Fremont, NC plant for $850,000, and will record a gain of approximately $200,000 in the second quarter of 2014. The purchaser was Kaya Products Corporation based in Gunma, Japan.

In August 2013, Acme purchased a 340,000 facility in Rocky Mount, NC to consolidate its manufacturing and distribution operations. The Fremont plant was then listed for sale. The proceeds will be used to pay down debt and for potential acquisitions.

Walter C. Johnsen, Chairman and CEO, said, “We are delighted to have sold our Fremont facility to Kaya Products. They are a highly successful manufacturer of specialty tubing for the medical industry, and should provide good jobs for the community. We wish them success with their new operation.”

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking systems and financial markets, including the impact on the Company’s suppliers and customers; (iii) currency fluctuations; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth; (v) the Company’s ability to successfully integrate acquired business; and (vi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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